Exhibit 99.1

Cogent Biosciences Secures up to $400 Million in Non-Dilutive Financing

Facility provides additional funding for next steps of the Company’s growth, including the expected launch of bezuclastinib in 2026

On track to report results from three pivotal trials this year, beginning with SUMMIT results in July

WALTHAM, Mass. and BOULDER, Colo., June 11, 2025 — Cogent Biosciences, Inc. (Nasdaq: COGT), a biotechnology company focused on developing precision therapies for genetically defined diseases, today announced it has secured a debt financing facility of up to $400 million with credit funds managed by SLR Capital Partners, LLC (“SLR”). An initial tranche of $50 million was drawn at closing, with future tranches available based on the achievement of key clinical and commercial milestones aligned with Cogent’s growth strategy.

“2025 will be a transformative year for Cogent,” said Andrew Robbins, the company’s President and Chief Executive Officer. “This strategic financing with SLR provides substantial, non-dilutive capital at very attractive financial terms. It enhances our financial flexibility and enables us to accelerate our bezuclastinib launch planning as we eagerly await the results from SUMMIT, APEX and PEAK pivotal trials this year.”

“We’re proud to partner with Cogent in advancing innovative therapies for patients with genetically driven diseases. This investment reflects our ongoing strategy to support high-potential biotech companies as they progress through late-stage development and commercial execution,” said Anthony Storino, Partner and Head of Life Science Finance at SLR Capital Partners.

Under the terms of the agreement, Cogent drew $50 million from the facility at closing. An additional $100 million is available during 2025 at Cogent’s discretion, subject to successful top-line data readouts from SUMMIT and PEAK bezuclastinib pivotal trials. An additional $50 million is available upon achievement of early commercial success following bezuclastinib launch. The remaining $200 million is available at mutual agreement of Cogent and SLR.

Cogent remains on track in July to announce top-line results from SUMMIT, a registration-directed, randomized, double-blind, placebo-controlled, global, multicenter, clinical trial of bezuclastinib in patients with NonAdvSM. In the second half of 2025, Cogent is on track to release results from APEX, a registration-directed, global, open-label trial in patients with AdvSM. Finally, before the end of 2025, Cogent expects to release results from PEAK, a global, blinded, randomized Phase 3 clinical trial studying the combination of bezuclastinib and sunitinib versus sunitinib alone in patients with imatinib-resistant GIST.

Leerink Partners served as the exclusive financial advisor to Cogent on the term loan financing.

About Cogent Biosciences, Inc.

Cogent Biosciences is a biotechnology company focused on developing precision therapies for genetically defined diseases. The most advanced clinical program, bezuclastinib, is a selective tyrosine kinase inhibitor that is designed to potently inhibit the KIT D816V mutation as well as other mutations in KIT exon 17. KIT D816V is responsible for driving systemic mastocytosis, a serious disease caused by unchecked proliferation of mast cells. Exon 17 mutations are also found in patients with advanced gastrointestinal stromal tumors (GIST), a type of cancer with strong dependence on oncogenic KIT signaling. The company also has an ongoing Phase 1 study of its novel internally discovered FGFR2 inhibitor. In addition, the Cogent Research Team is developing a portfolio of novel targeted therapies to help patients fighting serious, genetically driven diseases targeting mutations in ErbB2, PI3Ka and KRAS. Cogent Biosciences is based in Waltham, MA and Boulder, CO. Visit our website for more information at www.cogentbio.com. Follow Cogent Biosciences on social media: X (formerly known as Twitter) and LinkedIn. Information that may be important to investors will be routinely posted on our website and X.

About SLR Capital Partners

Founded in 2006, SLR is a diversified middle market private credit solutions platform. The firm is an SEC-registered investment adviser and primarily invests in U.S. middle market companies in the form of cash flow, asset-based, and specialty finance senior secured loans. SLR manages public and private business development companies (“BDCs”), private credit funds, and separately managed accounts. The SLR Capital Partners Life Science Finance business provides financing solutions for later-stage bio-pharma, medical device, diagnostics, healthcare IT, and healthcare services companies, both venture-backed private and public, and from pre-revenue clinical to early commercial stage. For more information, please visit:

https://www.slrcapitalpartners.com/Financial-Solutions/Life-Science-Finance.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: the expected commercial launch of bezuclastinib in 2026; the expectation to report SUMMIT top-line results in July 2025; the expectation to report APEX top-line results in the second half of 2025; and the expectation to report PEAK top-line results by the end of 2025. The use of words such as, but not limited to, “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” and similar words or expressions are intended to identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, our clinical results, the rate of enrollment in our clinical trials and other future conditions. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements. We may not actually achieve the forecasts or milestones disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Such forward-looking statements are subject to a number of material risks and uncertainties including but not limited to those set forth under the caption “Risk Factors” in Cogent’s most recent Annual Report on Form 10-K filed with the SEC, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Neither we, nor our affiliates, advisors or representatives, undertake any obligation to publicly update or revise any forward-looking statement, whether as result of new information, future events or otherwise, except as required by law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof.

Contact:

Christi Waarich

Senior Director, Investor Relations

christi.waarich@cogentbio.com

617-830-1653